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                                                                      EXHIBIT 20

                             AMENDMENT TO BY-LAWS

                                      OF

                            UNITED STATIONERS INC.
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     Following approval at a meeting of the directors of United Stationers Inc.
(the "Corporation") on February 10, 1995, Article VII of the By-laws of the Corporation are amended in their entirety to read as follows:

          ARTICLE VII INDEMNIFICATION

     1.   Obligation to Indemnify.  The Corporation shall indemnify and advance
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expenses to the fullest extent permitted by applicable law to each person (and, where applicable, the person's intestate estate, the legal or personal representative of the person, the estate of such person and such person's legatees and heirs) who is or has served as a director, officer, employee, agent or trustee of an employee benefit plan for:

     (i)  the Corporation;

    (ii)  any predecessor of the Corporation; or

   (iii) any other corporation, partnership, joint venture, trust or enterprise who served at the request of the Corporation or any predecessor of the Corporation and who may be indemnified pursuant to the provisions of the Delaware General Corporation Law.

          (a)  Construction and Presumption Favoring Indemnification.  In
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connection with each claim indemnification, this Article shall be liberally construed in favor of indemnification and there shall be a rebuttable presumption that the claimant is entitled to such indemnification and the Corporation shall bear the burden of proving by a preponderance of the evidence that the claimant is not so entitled to indemnification.

          (b)  Advancement of Expenses.  The advancement of expenses shall be
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made upon receipt by the Corporation of an undertaking by or on behalf of the person seeking indemnification
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to repay such amounts./1/ The required undertaking can be in the form of a written unsecured promise by such person stating that in the event it is determined by a court of competent jurisdiction that the Corporation is not permitted by law to indemnify the expenses of the person, then the Corporation shall be repaid for the advancement of expenses. Further, the person shall be allowed their choice of counsel and all reasonable fees and expenses, including attorneys' fees and expenses, shall be paid no later than thirty days after the tender of a statement of expense.

          (c)  Enforcement of Indemnification Right. If a claim under this
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Article VII is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid for any and all expenses incurred in prosecuting such claim. Neither of the following shall be a defense to any such action nor create a presumption that the claimant has not met the applicable standards of conduct:

     (i) The failure of the Corporation (including its board of directors, independent counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper.

     (ii) An actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the claimant was not entitled to indemnification.

          (d)  Defense to Enforcement. It shall be a defense to any action for
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indemnity


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     /1/ "Expenses" shall refer to all disbursements, costs or expenses reasonably incurred by the person directly or indirectly in connection with an event from which indemnification is or may be sought, including, but not limited to, fees and disbursements of counsel, accountants or other experts employed in connection with any indemnifiable event, including all such expenses, distributions and costs of investigation incurred in connection with or prior to the initiation of any proceeding related to an indemnifiable event.


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under this Article VII that the claimant has not met the standards of conduct which made it permissible for the Corporation to indemnify the claimant for the amount claimed. The burden of proving this defense shall be on the Corporation. The defense provided by this subparagraph (d) shall not apply to an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any required undertaking to repay advanced amounts has been tendered to the Corporation.

          (e)  Confidentiality.
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               (i)  Any finding by the board of directors, independent legal counsel or the shareholders that a person asserting a claim for indemnification pursuant to this Article VII is not entitled to such indemnification, and any information which may support such finding, shall be held by the board of directors, independent legal counsel and the shareholders in confidence except to the extent disclosure is compelled by law and shall not otherwise be disclosed to any third party.

               (ii) If the Corporation, the board of directors, independent legal counsel or the shareholders are requested or required (by questions, interrogatories, requests for information or documents, subpoena or other process) to disclose any such confidential information, the person or entity so requested or required shall provide the claimant with prompt notice of each such request and shall use its best efforts to lawfully not disclose any such confidential information (and shall only disclose that which is required to be disclosed), including without limitation, seeking a protective order at the Corporation's expense.

     2.   Contract Right. The foregoing provision of this Article VII shall be
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deemed to be a contract between the Corporation and each person who serves in the capacity described herein at any time while this Article VII is in effect, and any repeal or modification of this Article VII shall not impair or otherwise affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought

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based in whole or in part upon any such state of facts.

     3.   Indemnity of Others. The board of directors in its discretion shall
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have power on behalf of the Corporation to enter into agreements to indemnify any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, legal or personal representative, legatees or heirs is or was an employee, agent or otherwise acting on behalf of the Corporation or predecessor of the Corporation or serving at the request of the Corporation or its predecessor, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     4.   Non-Exclusivity. The rights of indemnification and advancement of
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expenses provided by this Article VII shall not be deemed exclusive of any rights not provided in this Article VII to which any person may otherwise be entitled.


     5.   Reports. The Corporation shall report to its shareholders any payment
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of indemnity or advancement of expenses pursuant to this Article VII to the extent required by applicable law.

     6.   Severability. If for any reason a provision of this Article VII shall
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be deemed invalid or is unenforceable, the corporation shall remain obligated to indemnify and advance expenses subject to all those provisions of this Article which are not invalid or unenforceable.


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